                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant

Filed by a party other than the Registrant              [X]

Check the appropriate box:

              Preliminary Proxy Statement

              Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

              Definitive Proxy Statement

       [X]    Definitive Additional Materials

              Soliciting Material Pursuant to Section 240.14a-12

                              THE MEXICO FUND, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In its Charter)

                             LAXEY PARTNERS LIMITED
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

       [X]      No fee required.

                Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         (1)    Title of each class of securities to which transaction applies:

------------------------------------------------------- ------------------------

         (2)    Aggregate number of securities to which transaction applies:

------------------------------------------------------- ------------------------

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

------------------------------------------------------- ------------------------

         (4)      Proposed maximum aggregate value of transaction:

------------------------------------------------------- ------------------------

         (5)      Total fee paid:

------------------------------------------------------- ------------------------

         Fee paid previously with preliminary materials:

------------------------------------------------------- ------------------------

         Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

------------------------------------------------------- ------------------------

         (1)      Amount Previously Paid:

------------------------------------------------------- ------------------------

         (2)      Form, Schedule or Registration Statement No.:

------------------------------------------------------- ------------------------

         (3)      Filing Party:

------------------------------------------------------- ------------------------

         (4)      Date Filed:

The attached articles may be made available to certain stockholders of The Mexico Fund, Inc. by representatives of Laxey Partners Limited ("Laxey"), commencing on February 27, 2002. Two of the articles relate to Juan Gallardo Thurlow, one of the directors of The Mexico Fund, Inc. up for re-election, and the remaining articles relate to Jaime Serra Puche, another director of The Mexico Fund, Inc. Laxey was not involved in the preparation of these articles, and none of the information contained therein is attributable to Laxey. The articles are being distributed to stockholders solely for the purpose of allowing stockholders, if they desire, to make their own determinations based on the content of such articles. Laxey does not explicitly or implicitly endorse or approve of, and is not responsible for the accuracy of, the information contained therein.

THE SUGAR WORKER 5-00
INFORMATION AND ANALYSIS FOR UNIONS IN THE SUGAR SECTOR
VOLUME II, NUMBER 5, MAY 2000


MEXICO: GRUPO AZUCARERO MEXICO SUSPENDS DEBT PAYMENTS

The Grupo Azucarero Mexico (GAM), the country's second largest sugar group, was granted a suspension of debt payments because of financial problems that GAM management related to low sugar prices, an oversupplied market and heavy short-term obligations. A GAM financial officer said that the group needs to restructure debts for USD 125.9 million. Main creditors are the state Banco Nacional de Comercio Exterior (Bancomext), the Mexican financial group Inverlat, and U.S. bondholders. The group also owes money to 3,000 employees and 25,000 cane suppliers. It is estimated that GAM's total debt amounts to $210 million while total assets have been valued at $313 million. It was reported that GAM held talks with three sugar groups for a possible merger, among them the Beta San Miguel, another important sugar group. Reportedly Mexican businessman Juan Gallardo Thurlow owns 70 percent of GAM shares, another 10 percent is owned by the U.S.-based Equity Group Investment, and the remaining 20 percent is listed. GAM controls five mills and expects to produce 453,000 tonnes of sugar this year, down from 469,000 tonnes in the previous year, about 10 percent of the national sugar output.

Following GAM's decision, the Santos and Machado groups, ranked among the five largest producers, said that they are exploring ways to secure financial resources from foreign companies to face their short-term obligations with cane growers and the Financiera Nacional Azucarera (Finasa), the government's financial arm in the industry, to avoid a situation similar to the GAM. Mexican analysts say, however, that the Santos Group (with six mills) is about to follow GAM due to Finasa's decision not to restructure their debt. On the other hand, the Machado Group said that Finasa did not approve an association agreement with Cargill, an U.S. corporation with interests in the corn syrup production in Mexico, and had to negotiate a loan - for an undisclosed amount - with Prudential.

Earlier in the year, the country's largest sugar producer, the Consorcio Azucarero Escorpion (CAZE) announced the sale of its nine sugar mills because of debts reported to be USD 800 million. Finasa said that CAZE has to sell the mills or find a new partner before October, but with the GAM in financial problems it may be difficult to find a solution to CAZE's problems. The local press has reported that Pepsi-Gemex, collateral to loans, may end also on the auction bloc if CAZE's financial problems are not solved. Pepsi-Gemex is the largest Pepsi Cola bottler outside the United States.

THE SUGAR WORKER 9-01
INFORMATION AND ANALYSIS FOR UNIONS IN THE SUGAR SECTOR
VOLUME III, NUMBER 9, SEPTEMBER 2001


MEXICO: GOVERNMENT EXPROPRIATES 27 MILLS

On 3 September, the Fox Administration expropriated twenty-seven of the country's 60 mills in an effort to find a solution to the problems in the sugar industry. The decision came after several weeks of demonstrations by cane farmers and protests from sugar workers, and the growing concern that the mills would have not been able to process some 20 million tonnes of cane in the 2001/02 crop scheduled to begin in November.

The expropriation affects four groups: the Consorcio Azucarero Escorpion (CAZE), which is the largest sugar company in the country with 9 mills and 71,500 tonnes of total daily processing capacity (tdc); the Grupo Azucarero Mexico (GAM) with 6 mills and 40,000 tdc; the Grupo Santos with 6 mills and 26,000 tdc; and the Grupo Machado with four mills and 18,600 tdc. Also included are two mills managed by Fideliq, the government's liquidation trust. Altogether the mills account for about half of the total Mexican sugar production of close to 5 million tonnes per year. With the expropriation, the government now controls the mills and related machinery, equipment, land and buildings, as well as rights and patents, warehouses, laboratories, and other assets. A government agency will be set up to manage the mills in the next harvest, and to prepare them for a new privatisation in the next 18 months. It is expected that the expropriation- and-privatisation process will cost the government between 1 to 3 billion Mexican pesos (USD109-327 million).

The decision to expropriate seemed the only option left to the government in view of the massive debts of the mills, and the growing problems in the industry, despite an increase in production registered over the past few years. Local sources said that CAZE carries a debt of USD 880 million - since October last year the group has tried unsuccessfully to find a buyer for its mills-; the GAM has a USD 30 million debt, despite a debt restructuring program and a suspension of debt payments since May 2000; the Grupo Santos carries a USD 200 million debt, while the Grupo Machado owes a total of USD 22 million. Among the main creditors are the Mexican government, the national social insurance system
(IMSS), the national housing committee (INFONAVIT), workers, and cane farmers.

Some observers said that the expropriation goes against the liberalizing stance of the Fox Administration, but government officials said that the purpose is to put the industry on its right course of development, and that the mills will be resold in much better financial conditions. Criticizing the privatisation of the 1980s and early 1990s, government officials and sugar industry sources said that several mills were sold to groups with no expertise in sugar and the buyers borrowed from the government to acquire the mills. Against this background, political opposition groups warned the government not to make the expropriation a "rescue operation" for the millers, reminiscing the Fobaproa case in the 1990s, when privatised banks amassed a multibillion-dollar debt, which was assumed by the government when it was forced to nationalize the banks once again. Whether the government would compensate the millers is still to be seen, although early reports indicate that the debts are much higher than the value of the seized assets.

Although the process has just begun, there are reports that U.S.-based sweetener companies such as Archer Daniels Midland (ADM), Cargill, and Tate & Lyle, are interested in acquiring some mills. Tate & Lyle sold recently its sugar concerns in the United States (Western Sugar, a beet processor, and Domino Sugar, a refiner).

It is estimated that the industry provides employment for 130,000 workers and 270,000 cane growers. A total of 3.5 million Mexicans are said to depend directly or indirectly on the industry.

Meanwhile, the sugar and sweetener trade dispute continues for Mexico and the U.S. Panels from the World Trade Organization (WTO) and the North America Free Trade Agreement (NAFTA) ruled against the countervailing tariffs on U.S.-originated corn syrups (HFCS) applied by Mexico, who said that it would appeal the decisions, further delaying a settlement of the dispute. At the same time, Mexico continues to demand from the United States tariff-free access for their sugar surpluses estimated at 600,000 tonnes. On 18 September the U.S. Department of Agriculture (USDA) announced the sugar quota for fiscal year 2002 set at 1.289 million tonnes. Mexico was allocated 137,788 tonnes under NAFTA. Mexico had hoped, in a worst-case scenario, a quota between 180,000-200,000 tonnes.

The Mexican federal representatives (Camara de Diputados) are discussing a bill that proposes prohibiting the importation from the U.S. of HFCS and of corn used in the local production of sweeteners, as an immediate measure to protect the domestic sugar industry. The bill proposes to keep the prohibition in force while the sugar and sweetener trade dispute is unresolved. The federal representatives said that the U.S. government is denying Mexico its right granted under NAFTA to export its sugar surpluses.

The Mexican harvest 2000/01 reached 4.923 million of tonnes of sugar according to the CNIAA, the national chamber of sugar and alcohol industries. This is 4.8 percent higher than the 1999/2000 harvest, and slightly higher than CNIAA's revised target of 4.921 tonnes. This production level is seen as a remarkable performance as the industry experienced a 21-day strike in November last year, which, at that moment, was translated into a loss of 300,000 tonnes of sugar.

POST-ELECTION SCENARIO LOOKS GOOD
Publication: The News, Mexico City
Date: May 4, 2000
by Roberto Mena, The News

Lorenzo Zambrano, chairman of the nation's most global company, Monterrey-based Cemex, and one of the nation's most respected entrepreneurs, is not normally one to comment on political issues.

But, at this heated juncture in what is clearly the most significant presidential election in a century, Zambrano comes forward to express his firm belief that Mexico has made so many strides towards real democracy that the nation will win "regardless of who wins the presidency July 2."

At the recent annual Cemex stockholders assembly in the Nuevo Leon capital, Zambrano had as special guests for the event a number of New York-based investors, securities analysts, fund managers and others. The reason for the invitation, he says, is to show an important segment of the international financial community that Cemex, despite its global reach, is a company run without ostentation and is essentially austere in its operation.

In his remarks to analysts following the assembly, Zambrano noted that no matter who gets elected to the presidency, the business consensus is that a devaluation will not occur, nor will there be any jolting changes in the nation's economic sector because today the nation is strong in all areas.

"The nation today enjoys institutions that are sufficiently strong in all areas, which is why I don't anticipate any negative scenarios, regardless of the result of the July 2 presidential election," said Zambrano.

Based on current trends in corporate operating results and macroeconomic indicators, Zambrano said, the outlook for this year is "quite healthy." There is, understandably, a certain amount of uncertainty regarding what might happen at the end of this administration, but that's because the nation has lived through several consecutive recurring end-of-term crises, he noted.

"There is every indication, said Zambrano, that the economy will continue on the growth path "and quite healthy" for the remainder of the year. Zambrano said he's more confident about expressing his personal opinion now, "because I've got six years of additional experience under my belt, and also because what happened in 1994-1995 has made all of us a little more skeptical of official government figures."

However, he added, there are certain numbers among current government statistics that cannot be ignored. This includes a significant drop in the inflation rate, and international reserves in excess of 30 billion dollars.

One of the fundamental reasons for the business sector's optimism this time around, says Zambrano, is that the government's debt, denominated both in pesos and in dollars, has been structured so adequately that servicing it does not present a present a problem nor does it mean undue pressures on the peso's rate of exchange.

The North American Free Trade Agreement, says Zambrano, has brought with it a "notable increase in direct foreign investments, which is essentially why the peso has been so steady in 1999 and so far this year."

All these and other factors, some of them structural in nature, such as healthy government finances and a balanced budget, hardly any dollar-denominated short-term debt and vastly reduced (when compared to 1994) hot foreign money invested in the securities market, bode well for economic stability, says Zambrano.

He acknowledged that hot foreign money in the Bolsa, which fled the country in the wake of the December 1994 devaluation that sparked the worst economic crisis of modern history in Mexico, was largely to blame for that debacle.

"For better or worse, the current level of foreign securities portfolio investments is much lower," says Zambrano.

An estimated 35 billion dollars left the country when the Zedillo administration's first secretary of Finance, Jaime Serra Puche, badly botched what should have been a routine currency adjustment. The present level of foreign capital in the Bolsa is about 8 billion dollars. Also, today it's positive that the nation does not seem to be obsessed with the peso's exchange rate as the Central Bank's monetary control policy, based on a free-floating strategy that leaves valuation strictly up to market forces of supply and demand, seems to be working just fine, concluded Zambrano.

E-mail: rmena@avantel.net or please send correspondence to Cerrada de Reforma 110, Tlacopac San Angel, fax 5373-8703.

TIME Domestic
January 9, 1995, Volume 145, No. 2
MEXICO

THE PLUNGER: THE PESO HEADS SOUTH

ZEDILLO STRUGGLES TO REGAIN THE FAITH OF HIS PEOPLE - AND THE U.S.

BY RICHARD LACAYO

Not long after he took office last month, Mexico's new President, Ernesto Zedillo Ponce de Leon, received a note of congratulations. The sender was Subcommandant Marcos, the masked, green-eyed leader of last year's bloody rebel uprising in the remote southern highlands of Chiapas. What it said was not exactly cordial, but it was to the point: "Welcome to the nightmare."

If Zedillo wasn't sure how big his nightmares could be, he is now. So are millions of Mexican citizens, a good many battered international investors and the world at large. All it took was a few wild days of free fall by the Mexican peso, which hit the ground with a force that shattered some bright assumptions about the immediate future for what had seemed one of the most promising economies in the developing world.

After his Finance Minister said publicly just 10 days earlier that the currency would not be devalued, Zedillo used the occasion of a potential December uprising in Chiapas first to nudge the peso downward, then abruptly to let it float against the dollar.

Plummet is what it did instead. In a world where international investment money can cross borders with a few taps on a computer keyboard, a thunder of key taps arose from the offices of stunned investment-fund managers in New York City and other financial centers. As they swiftly dumped Mexican securities, the peso went into a tailspin, at the worst point losing 40% of its value. Within nine days of the start of the crisis, as much as $8 billion - 12% of Mexico's total foreign investment - may have fled the country. That represents a devastating loss for a nation that has been strongly dependent on funds from abroad to fuel its economic revival. Coaxing the money back will be a tough problem for Zedillo, but only one of many. Another will be how to keep interest rates high enough to attract new investors without sending them so high that they force Mexico into a recession. Commercial lending rates have already almost doubled since the devaluation, to hover around 40%. Credit-card rates are more than 50%. Yet another problem will be how to keep a lid on inflation, which the devaluation is sure to fuel. Perhaps the biggest will be to restore confidence in the fledgling presidency of Ernesto Zedillo.

For the U.S., which is tied to Mexico more closely than ever by NAFTA, it is important that Zedillo solve all of these problems. Mexico's long-term prospects still look good. But the peso mess raises questions about the ability of the nation's leaders to ensure the stability of Mexico, the U.S.'s second largest trading partner, where Americans hold more than half of all direct investment. Wary of appearing to be managing Mexico's affairs, the White House kept silent for most of last week, even as it worked overtime to arrange an international peso-rescue package of as much as $13 billion, including private bank loans and $7 billion in credits from the U.S. and Canada. That's in addition to a $6 billion currency swap fund that the U.S. already had in place to bolster Mexico in any currency crunch. News of that deal helped the peso move back upward and halted the accompanying downward swoop of the Mexican stock market.

The peso's troubles are expected to have little direct impact on the U.S. As Mexican wages grow cheaper in dollar terms, some U.S. firms may find it more attractive to move jobs south. But Mexico may become less attractive for firms like auto manufacturers that would still have to bring in dollar-priced American-made parts for final assembly. "Mexican products will be more competitive on the global market, and there will be more jobs created in Mexico than otherwise would have been the case," says Robert Hormats, vice chairman of Goldman Sachs International. And the prospect of gradual improvement in the Mexican economy leads most analysts to discount the possibility that the peso's swoon will mean a sizable new surge of illegal immigrants pouring into the U.S.

The irony of the peso's misfortune is that it happened to a country that up until a year ago gave all the signs of being on a durable winning streak. Mexico has steadily climbed out of the debris of the debt crisis of the early 1980s, when a dip in the price of oil, its most valuable export, left the nation unable to pay its bills. For years afterward Mexico was a dirty word to foreign investors, who left it to starve for development capital. Rebuilding credibility required a long stretch of austerity and the sale of inefficient state operations like banks and telephone companies, measures begun by President Miguel de la Madrid and continued by his successor, Carlos Salinas de Gortari. Salinas got foreign-debt payments down to a fraction of the annual budget and performed the ultimate miracle of lowering Mexico's inflation rate from 157% to less than 10% by last year. By 1989 the gross domestic product was growing again in per capita terms. A debt-reduction agreement the next year started foreign money flowing back in, especially from the U.S. With the passage of NAFTA, which made Mexico's prospects brighter still, the money continued to pour in.

And also pour out. By the end of the Salinas years, an emerging middle class was gorging on imported automobiles, televisions and other luxuries. Between 1987 and 1993, while exports grew by roughly half, imports quadrupled. Meanwhile, Mexico's poor, perhaps 40% of the population, were still waiting for the benefits of growth. On Jan. 1, 1994, the same day that NAFTA went into effect, some of the poorest began a 12-day uprising in the remote southern highlands of Chiapas. The government arrived at a shaky peace with the rebels, but it was just the start of a year that made investors further question Mexico's stability.

The worst shock was the March assassination of Luis Donaldo Colosio, the presidential candidate of the Institutional Revolutionary Party and Salinas' hand-picked successor. As a replacement, Salinas pressed the party's Old Guard to choose his Education Minister and Colosio's campaign manager, Zedillo, a Yale-educated technocrat. As a campaigner, Zedillo was so colorless that at one rally his wife had to nudge him to throw his arms into the air and shout "Viva Mexico!" at the appropriate moment. But he was committed to the Salinas reforms. Then in September came another blow: the killing of Zedillo's main political adviser, Jose Francisco Ruiz Massieu.

For all that, Zedillo came to office with the advantage of having won what was generally agreed to be the cleanest race in modern Mexican history. What he did not get was one crucial gift from Salinas. For months investors had been expecting that he would devalue the currency, a common favor that departing Mexican leaders perform as a sort of economic housecleaning for their successors.

To the surprise of many, Salinas left office instead with the peso still hovering at an unrealistic four to the dollar. Even without a devaluation, he reckoned, the underlying strengths of Mexico's economy would continue to draw investors, however nervous they might be about his nation's political stability. What he failed to calculate was the impact of rising interest rates around the world, especially in the U.S., which gave investors attractive alternatives for their money. Another possibility is that Salinas, who would very much like to be named the first head of the World Trade Organization, which will be created under GATT, didn't want to go out with any more blots on his resume.

Zedillo was convinced that he would have to undertake the devaluation himself when the Chiapas rebels launched a new offensive in advance of the first anniversary of their uprising. Within days the rebels had captured dozens of villages, disabled 47 jungle airstrips and seized several highways. On Dec. 19, Zedillo got the news from Finance Minister Jaime Serra Puche that the prospect of further trouble in Chiapas had prompted jittery Mexicans to move about $1 billion out of the country that day alone. Though Serra had reassured investors just days earlier that the peso would remain stable, Zedillo directed him to blame a climate of insecurity spawned by the rebels for a change in policy. Within 24 hours the peso lost 12% of its value. Then came the bombshell. Despite an earlier promise of no further devaluations, Serra abruptly made public on a television show that the peso would be permitted to float against the dollar. Serra, a highly confident technocrat who oversaw the NAFTA negotiations for Mexico, had misjudged the importance of hand holding in the world of high finance, especially when the hands control your country's fate. Money managers in the U.S. were stunned. During the Salinas era they had grown accustomed to being alerted in advance to any major change in Mexico's financial policies. In a reaction that reflected professional pique as much as considered judgment, they dumped Mexican securities as fast as they could.

When at last he flew to New York on Dec. 22 to face a meeting of angry bankers and fund managers, Serra found a roomful of sour expressions. To make matters worse, he lacked answers to many of the group's questions and bristled when asked why he hadn't resigned after having broken his promise to the financial community. "Everyone's been yelling and screaming all year for the peso to be devalued," says Kathleen Heaney, head of Latin American equity research at Bankers Trust. "But the way it was done really freaked people out. Wall Street doesn't like surprises. You get penalized when you do that."

After nine days of silence, which did nothing to reassure foreign money centers, Zedillo went on national television last Thursday to announce his acceptance of the international rescue package and to offer the very broad outlines of a plan to keep inflation down, continue to attract foreign investment and promote growth. Zedillo also announced the resignation of Serra, whose ambitions to be President someday spiraled down with the peso. As his new finance chief, Zedillo picked Guillermo Ortiz Martinez, a government economist well known to Wall Street, who had tried and failed last fall to get Salinas to approve a plan for an orderly devaluation of the peso. Ortiz's first test will be to make sure his government meets interest payments on cetes, its peso-denominated short-term bills. To demonstrate that it means business about wooing investors again, Mexico almost doubled the interest rate on those bonds at auction last week, from 16% to 31%. Even so, there were few takers. A similar rate increase is contemplated for the tesobonos, securities with terms of three months to a year, which are held by foreigners in the billions of dollars. As another way to raise cash, Zedillo will sell off more state-owned enterprises, though the prize most sought after by outside investors, the petroleum monopoly PEMEX, remains off-limits to foreigners for the moment.

Even if it works, the rescue plan means a lot of pain for Mexico. "The middle class will lose its toys, and more," says Jorge Alonzo, managing director of Chase Manhattan in Mexico. "The poor will have to wait even longer for help. And investors will think twice about coming back to Mexico." Alonzo's time frame for recovery from the devaluation: "Two years of doing the right things and reassuring investors." Robert J. Polasky, director of Latin America Research at Morgan Stanley, agrees. "Those in bonds are saying they are not going back into Mexico any time soon."

However badly it was handled, the peso devaluation is widely regarded as a good thing for the Mexican economy. It will attack the trade deficit by raising the cost of imports while making Mexican products more competitively priced in world markets. "Without a doubt there will be an inflationary bubble," says one senior Mexican government official. "But we hope that it will be temporary. We think that a quick dose of strong medicine will get us back on track by the second half of next year."

This week Zedillo will unveil the details of his plan for bringing his suddenly bumptious economy in for a soft landing. One of his greatest challenges will be to diminish the impact of the devaluation on the purchasing power of Mexicans by getting the peso to a realistic value of between four and 4.5 to the dollar. Another problem will be how to sustain the pacto, a wage-and-price agreement among business, labor and government that was renewed by Salinas just before he left office. Because a cheaper peso means higher prices, labor leaders are threatening new wage demands, and the government has been forced to crack down on stores that have pushed prices above legal limits. Mexican officials say Zedillo is prepared to accept an inflation rate of 15%, although experts predict it may go as high as 20%.

As for Chiapas, for now Zedillo has some breathing room. Recognizing that he had to defuse the situation quickly, last week he drew back an army buildup around rebel areas and accepted the rebel demand that Bishop Samuel Ruiz help negotiate peace. But in his new economic plan he is certain to defer his election promise that 1995 will be the year that prosperity will trickle down to the masses. That could mean the kind of social discontent that launched Mexico on its most recent cycle of headaches. Welcome to the nightmare.

Reported by Laura Lopez and John Moody/Mexico City, Sribala Subramanian/New York

Copyright 1995 Time Inc. All rights reserved.

Copyright 1994 The Journal of Commerce, Inc.

                              Journal of Commerce

                          December 28, 1994, Wednesday

SECTION: FOREIGN TRADE, Pg. 3A

LENGTH: 932 words

HEADLINE: PESO DEBACLE REVEALS FAULTS IN MEXICO'S POLICY ON THE PRESS

BYLINE: KEVIN G. HALL; Journal of Commerce Staff

DATELINE: MEXICO CITY

BODY:


   As a handful of foreign correspondents waited in the office of Mexican Finance Minister Jaime Serra Puche for a day-after-Christmas breakfast that was not to be, they joked that even rebel leader Subcomandante Marcos had more press savvy.

    A foul-up between Mr. Serra's press team and the office of President Ernesto Zedillo Ponce de Leon meant that several reporters were never informed that the meeting - called for damage-control purposes after last week's mishandled peso evaluation - was off.

   Instead, the snafu furthered the image that Mr. Serra and the new administration lack a coherent communications strategy. For all their learned degrees from top U.S. universities, Mexico's best and brightest could use a lesson from Washington in "spin" management.

   One reason for last week's chaos, with the peso losing nearly 30 percent of its value against the dollar, was that Mr. Serra lacked, or failed to implement, a plan to communicate the devaluation to investors and the foreign media. He went on local radio on Tuesday morning of last week to announce that he was raising the dollar-exchange band flotation - a de facto 15 percent devaluation of the peso.

   SPREADING LIKE WILDFIRE The news of Mr. Serra's action spread slowly, then snowballed. He failed to anticipate that a half-dozen financial news wire services would be banging out stories immediately to be read by investors in the United States and elsewhere.

   "That was a big mistake," said one news wire correspondent. Consequently, with Mr. Serra making no effort to clearly explain himself to the international media, the wires were popping immediately with news of the surprise devaluation and comments from angry and surprised analysts. Nothing creates chaos like the perception of chaos.

   "I think the decision could have been (better) orchestrated," observed Jorge Mariscal, who directs the Latin America equity research group for Goldman Sachs in New York. "I think it would have saved a lot of the volatility."

   In short, Mr. Serra immediately lost control of the information flow. Unlike his predecessors, he did not dispatch staff to Wall Street to explain or even call in select correspondents whose publications or wires are read by investors now beating a retreat from Mexico.

   Imagine if the same sort of event was taking place in Washington? Most likely, an embargoed bulletin would have gone out after the market was closed for the day. Reporters would have a heads-up on the announcement, along with time to budget space in their newspapers and line up sources.

   SPIN EXTREMELY IMPORTANT

   Moreover, undersecretaries or other important aides would either hold background briefings or work the phones, getting the administration's "spin" out. "Spin" is not to be taken lightly, given that this is the information age. What happens in the remotest corners of the planet is transmitted across computer screens in minutes and billions of dollars can be moved electronically in seconds.

   Consequently, losing the "spin" has real financial consequences. It did last week, when market chaos and other pressures forced the Zedillo administration to finally let the peso float freely against the dollar when markets opened Thursday - after vowing not to do so.

   The results of last week soured investors. Almost to an analyst the word was Mexico, and Mr. Serra particularly, had lost precious credibility. Standard & Poors dropped Mexico down a notch on the ratings used for long-term peso denominated debt. S&P also warned of a possible downgrade of ratings on foreign currency debt.

   To restore credibility and confidence in Mexico, Mr. Serra and the Zedillo administration must articulate clearly where they go from here to keep wages and prices in check and other aspects of their economic stabilization plan.

   In doing so, they should have learned from last week's events that a carefully orchestrated media strategy is important. Mexico, a North American Free Trade Agreement partner, is not a tiny island in the South Pacific and it ought to stop acting like one. Announcing currency devaluation by way of local radio does not quite make it into the Communications 101 textbook.

   FAX SOFTWARE NEEDED

  Another recommendation would be to buy fax modem software for the press team at the finance ministry. With 1995 around the corner, Mr. Serra's press office continues manually faxing information - when made available - to the foreign press. Technologies are on the market that allow volume faxing quickly at the touch of a button, reducing the margin of error for "no sends" and speeding delivery of the message.

  Mr. Serra also would be advised to take a good look at his press team in the wake of last week's chaos. He brought over from the commerce ministry a press team that was regarded as the most unsophisticated and obstructive. They did not serve him well last week. To that end, a bright spot is that Aliza Chelminsky, a vice president at the Mexican Investment Board, will be joining Mr. Serra at the finance ministry in January. She is widely regarded as one of the few in government-trade circles that appreciates the importance the media plays in reaching out to investors.

   "Any change in culture is not built overnight," she cautioned.

   However, by way of reminder, even in the dense thicket of the Chiapas jungle, the press-savvy Subcomandante Marcos has been known to communicate to supporters in Mexico City through satellite technologies. The masked leader of an insurgency in Mexico's southernmost state understands the importance of good communications.

Copyright 1994 The New York Times Company

                               The New York Times

                December 30, 1994, Friday, Late Edition - Final

SECTION: Section D;  Page 2;  Column 1;  Financial Desk

LENGTH: 874 words

HEADLINE: The Fall Came Quickly For Mexico's Rising Star

BYLINE:  By TIM GOLDEN,   Special to The New York Times

DATELINE: MEXICO CITY, Dec. 29

BODY:

   No sooner had Jaime Serra Puche taken over as Mexico's new Finance Minister this month than the pundits began to rate him as a favorite to succeed President Ernesto Zedillo Ponce de Leon.

   That a nomination was more than five years away seemed to matter little:
Mr. Serra was the man who had brought home the North American Free Trade Agreement for the previous Government of President Carlos Salinas de Gortari, a smooth-talking symbol of Mexico's new confidence in its economic future. Among Mr. Serra's supporters, it was inconceivable that the handsome, articulate former Trade Minister would somehow not succeed.

    Yet in the economic chaos that forced his resignation today, Mr. Serra became the most prominent casualty to date among a new generation of Mexican technocrats who reveled in their reputation as models for the rest of Latin America.

   That he was replaced by the owlish, understated Minister of Communications and Transportation, Guillermo Ortiz Martinez, only seemed to confirm a new sobriety among the talented, young men whom Mr. Salinas had brought to power.

   "What we are seeing is the legacy of a whole administration that is now crumbling," a spokesman for the leftist Democratic Revolutionary Party, Ricardo Pascoe, said. "It is the whole economic model that is in crisis.
Jaime Serra is its scapegoat."

   Reflecting on the hard-charging reputation that Mr. Serra earned during the long debate over the trade accord last year, some critics ascribed his downfall today to hubris. Had he and other Government officials not been so utterly convinced of the rightness of their economic strategy, the critics said, they might have seen vulnerabilities earlier on.

   Others were more generous. Government officials noted that while Mr. Serra,

43, had played a central role in mishandling the devaluation of the peso on Dec. 20 that sent the economy into decline, it was his predecessor as Finance Minister who might bear deeper responsibility for the problems.

   When the devaluation came, foreign investors clamored for the previous minister, Pedro Aspe Armella, saying he would never have failed to prepare them for a move that immediately cut the value of their Mexican holdings by 15 percent.

   Mr. Serra had not only failed to warn them, brokers and fund managers complained, but had insisted publicly a few days earlier that a devaluation was not in the offing. Then, some of them said, he would not even take their phone calls.

   When Mr. Serra and other officials proved unable to convince investors that they had a viable plan to support the peso's new value, pressure on the currency mounted again. Within a day, the Government gave up its efforts to defend the peso's new value and allowed it to trade freely against the dollar, precipitating a second plunge that brought the value down at one point this week by about 40 percent of what it had been two weeks ago.

   It was Mr. Aspe, however, who fought perhaps most strongly to avoid a devaluation when one was proposed late in the Salinas administration. And it was Mr. Ortiz, then a chief deputy to Mr. Aspe, who officials said argued most vehemently that one had to be carried out.

   "The idea that Aspe should come in now to save us from a situation that Jaime created is ridiculous," said one Government official who has worked closely with both men. But the official added, "This is a crisis of confidence, and it is Jaime who has lost the credibility."

   Some economic analysts faulted Mr. Serra for not devaluing the peso further the first critical day last week. Others criticized him for not raising interest rates days before that, when, they said, it was already clear that the reserves of foreign currency used to prop up the value of the peso were dangerously low.

  Such a move might have helped draw in more of the foreign capital that Mexico used to cover the huge current-account deficit created by its foreign debt payments and a voracious demand for imports.

   But aides to Mr. Serra said today that the situation deteriorated more quickly than they could have imagined. Over the two trading days before the devaluation, officials said, nearly $2 billion flowed out of the country. After some investors panicked on Dec. 19 at exaggerated news-agency reports of new deployments by peasant rebels in the southern state of Chiapas, the reserves fell to about $7 billion, they said.

   "I don't think he was overconfident," one senior aide to Mr. Serra, Antonio Arguelles, said today. "Based on the information he had, he did not think there was a need for a shock. He thought the adjustment could be made gradually."

   Mr. Arguelles dismissed the notion that Mr. Serra simply did not have the contacts among investors that Mr. Aspe had so carefully developed. "It would be very innocent to say that since we didn't have their Rolodex, we didn't know who to call," he said.

   Others, however, saw a broader lesson for Mr. Zedillo in the fall of his close friend and fellow Yale schoolmate. Both men were trained by Mr. Salinas to avoid crises. Neither of them, however, had gained significant experience in managing them.

   "He was clearly a star," one official said of Mr. Serra. "But when the pocket broke down, he turned out not to be a scrambler."

Copyright 1995 Denver Publishing Company

                           Denver Rocky Mountain News

                           January 7, 1995, Saturday

SECTION: EDITORIAL; Ed. F; Pg. 38A

LENGTH: 547 words

HEADLINE: Mexico has time to stem the tide

BYLINE: Paul Craig Roberts; Scripps Howard News Service

BODY:

   The Yale economic education of the new Mexican president, Ernesto Zedillo, and his recently fired finance minister, Jaime Serra Puche, has wrecked the Mexican currency, jeopardized the economic revolution in Latin America, and, perhaps, reopened the North American Free Trade Agreement (NAFTA) as a political issue.

   These unfortunate developments are gratuitous and could easily have been avoided. They may yet prove to be partly reversible.

   Political miscalculation, not underlying economic factors, accounted for the abrupt 38% decline in the value of the peso. The new Mexican team misjudged the reason the peso had come under pressure, causing the country's reserves of dollars to dwindle. The peso was slowly losing value against the dollar because investors doubted that the new team would enjoy the same success as the outgoing Salinas-Aspe team.

   The solution would have been to drain pesos from the banking system, thus enhancing the currency's value, and to launch a new round of reforms - such as privatizing the national oil industry. This would have brought more foreign capital into Mexico, thus further raising the peso's value.

   The recessionary effects from reducing the supply of pesos could have been offset by cutting taxes on business and labor and by curtailing regulations.

   This package would have restored investors' confidence and defused the crisis.

   Instead, the Yale-educated policymakers misinterpreted the decline in the peso as a sign that the currency was overvalued. This misinterpretation was reinforced by export industries that want the competitive advantage of a cheaper peso.

   These misinterpretations combined to produce an announcement by the Mexican government that the peso would be devalued by 15%. Far from reassuring the markets, it confirmed fears that investments in Mexico would be penalized by currency loss. Instead of defusing a crisis, the government set off a panic.

   The sharp decline may reflect the thin market during the Christmas holiday. It was also a period when many U.S. policy officials were on vacation and the U.S. was without a Treasury secretary due to the resignation of Lloyd Bentsen.

   Thus, the U.S. lacked a spokesman who could have contained the panic.

   With investors back after the holidays, they may see the peso as an oversold bargain to be snapped up at fire sale prices. Many of these investors will realize that Mexico's trade deficit is a necessary counterpart to the country's success in attracting capital, and not the sign of an overvalued currency. If Mexican stock prices continue to hold firm, they will look cheap in dollar terms, and capital inflows will boost the peso and bring the crisis to an end.

   To ensure this outcome, the Mexican government must acknowledge its mistake and not make further mistakes. This is a lot to expect from politicians. Having inflicted so much damage by devaluing the peso, they will be prone to defend it as necessary.

   A policy of easy money and high taxes would destroy the investment climate in Mexico. This would be a great tragedy as the disappointment could spill over into other countries and derail the economic renewal that was easing social strains by opening economic opportunities.

   These are high stakes indeed.

The attached document may be distributed to stockholders of The Mexico Fund, Inc. by representatives of Laxey, commencing on February 27, 2002.

                                    IMPORTANT

     THE MEXICO FUND MEETING IS SCHEDULED TO BE HELD ON THURSDAY, MARCH 7, 2002, ONLY A FEW DAYS AWAY.

     SINCE TIME IS SHORT WE HAVE SET UP A SYSTEM FOR YOU TO FAX YOUR VOTE TO US IN TIME FOR THE MEETING.

     WE URGE YOU TO SIGN, DATE AND FAX THE ENCLOSED GOLD PROXY TO:

                                  212-750-4573


THANK YOU FOR YOUR SUPPORT.

LAXEY PARTNERS LIMITED